Exhibit 99.2

05 November 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company”)

KWE ACQUIRES FOUR DUBLIN OFFICES FOR €24.9 MILLION

Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in direct real estate and real estate loans in Europe, has acquired four offices for €24.9 million (£18.4 million), reflecting a yield on cost 5.7%. The acquisitions will be funded from the Company’s cash resources.
The portfolio comprises 72,200 sq ft and is 86% occupied with a WAULT of 4.3 years (12.1 years to expiry).
KWE has exchanged on two of the office assets from NAMA for €11.8 million (£8.7 million) reflecting a capital value of €633 psf. The properties total 18,600 sq ft and are located in Dublin’s South Docks on Sir John Rogersons Quay, fronting the River Liffey.
KWE has also completed on two South Dublin suburban office assets (53,500 sq ft) from a UK bank for €13.2 million (£9.7 million) reflecting a capital value of €245 psf.
Peter Collins, COO and Head of Ireland of Kennedy Wilson Europe, commented:
“This portfolio is well located, increasing our footprint in both South Docks and the attractive South Dublin suburbs, where we see increased supply demand pricing tension. The portfolio benefits from asset management angles with relatively short term income to expiry and a number of near term leasing events where the current rents are materially below market rents. We expect to grow the portfolio rent by c. 14% through a combination of leasing up of void space and growing in place rents to closer to ERVs, generating a stabilised yield on the portfolio of. 6.5%.”
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For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Richard Sunderland/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio, in excess of £2 billion, is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com